Exhibit 10.2                               Master Sales Associate Agreement

This Agreement (the Agreement) entered into this 6th day of June, 2003, between NationsRx, Inc. ("NationsRx"), a Nevada corporation with corporate offices at 23905 Clinton Keith Road, Suite 114-201, Wildomar, CA 92595 and MEDSTRONG INTERNATIONAL CORPORATION ("Associate"), a Delaware corporation, with its principal office located at 500 Silver Spur Road, Third Floor, Rancho Palos Verdes, California 90274,.

WITNESSETH

Whereas, NationsRx markets, sells, and licenses healthcare products and services in the pharmacy benefit sector ("Product").

Whereas, NationsRx wishes to cooperate with the Associate to identify Registered Qualified Prospects, and identify sub-distributors (hereinafter " Sub-Distributors"") who would like to market the Company's Product and Associate desires to identify and Registered Qualified Prospects and Sub-Distributors that wish to utilize or market the Product.

Now therefore, in consideration of the mutual promises given hereunder, the parties hereto do agree as follows:

1).  DEFINITIONS.

     a. The term "Confidential Information" shall mean all information and materials disclosed by one Party to the other, whether before or after the date hereof, respecting, comprising, describing, embodying or incorporating:

       (i) Documentation, data bases, data processing or communications networking systems, practices or procedures or other internal systems or controls (planned or in any stage of development) of NationsRx or it's affiliated companies , and

       (ii) Other technical data, research, products, business or financial information, plans or strategies, forecasts or forecast assumptions, business practices, operations or procedures, services, marketing or merchandising information respecting NationsRx, and their customers.

     b. The term "Product" shall mean the products and services of NationsRx and it's affiliated companies,

     c.  The term "Effective Date" shall mean the date first written above.

     d. The term "Registered Qualified Prospect" shall be a person or entity that has been registered by written mutual agreement between NationsRx and the Associate pursuant to Schedule 1.

     e. The term "End-User" shall mean a member who has acquired the Products from a Associate, Sub-Distributor or NationsRx for their own use in accordance with the terms and conditions of the standard purchase order and not for redistribution, remarketing or service bureau use.

     f. "Marks" means trademarks, copyrights and logo's that are from time to time applicable to the Product, including applications for such trademarks and unregistered trademarks of NationsRx.

2). TERM. The term of this Agreement shall commence on the Effective Date and shall continue in force for one (1) year (the Initial Term). At the end of such Initial Term, if not terminated by either party by giving at least sixty days prior written notice, this Agreement shall be renewed automatically each year thereafter for an additional term of one (1) year unless and until terminated as provided herein.

3).  ASSOCIATE'S OBLIGATIONS.  During the term of this Agreement,
Associate shall have the following obligations:

     (a) Utilize its best efforts to help NationsRx penetrate the designated health care pharmacy benefit markets as mutually defined with the Product by identifying persons or entities as Sub-Distributors, End-Users or Registered Qualified Prospects;

     (b) Present to NationsRx all available information concerning a qualified prospect via Schedule 1. NationsRx will review Schedule
          1 within 3 business days following receipt and determine whether such person or entity should be recognized as a Registered
          Qualified Prospect. NationsRx reserves the right, in its sole discretion, to decline the registration of any person or entity proposed by the Associate as a Registered Qualified Prospect for any reason, including the fact that the person or entity has previously been recognized as a prospect to utilize the Product by NationsRx itself a NationsRx Sub-distributor, or by another Associate.

     (c) If NationsRx accepts the registration of a qualified prospect as a Registered Qualified Prospect, Associate shall then utilize its best efforts to introduce NationsRx officers and employees to the respective officers or employees of the Registered Qualified Prospect who can make or influence the decision to utilize the Product;

     (d) If NationsRx accepts the registration of a person or entity as a Registered Qualified Prospect, Associate shall not collaborate or attempt to collaborate with any other third party for the purpose of sales and marketing of a competing pharmacy benefit program to the Registered Qualified Prospect.

4). MARKETING EFFORT. NationsRx shall supply Associate with reasonable amounts of Product literature. Associate shall provide Registered Qualified Prospects with Product literature provided by NationsRx or its affiliates only. Any and all advertising, promotional material or other materials developed by the Associate is subject to the prior written approval by NationsRx before distribution to any third parties. Both NationsRx and the Associate shall have the right but not an obligation to disclose the relationship between the parties to End-User's.

5). ASSOCIATE COMPENSATION. In the event that NationsRx or a NationsRx Associate is successful in Product sale(s), the Associate will be entitled to payment of the commission from NationsRx as specified on Schedule 2.

6).  TRADEMARKS, Etc.   Subject to the terms and conditions hereof
and effective only during the term of this Agreement, Associate may display, apply and use the Marks for the Product, and such other related or derivative word devices as NationsRx may in writing permit the Associate to display and use provided that each use of Marks is first approved by NationsRx.

7). DISPUTES AMONG ASSOCIATES, DEALERS, AND OTHER DISTRIBUTORS. NationsRx shall have the sole authority and discretion to settle any disputes between Associate and NationsRx's other Associates and Sub-distributor(s) of the Product, provided that such settlement is consistent with the terms of this Agreement.

8).   INDEMNIFICATION.  Associate does hereby indemnify and hold
NationsRx harmless against any claim, cost, expense (including attorney's fees) or liability of every kind with respect to any claim or suit by a third-party by reason of Associate's actions, omissions, or breach of this Agreement.

9). CONFIDENTIAL INFORMATION.

     (a) Both Parties shall use reasonable efforts to protect any Confidential Information disclosed to it by the other Party from unauthorized disclosure or use, using at least the same level of care as it uses to protect its own confidential information. Subject to the foregoing, and except as may be specifically agreed from time to time by the Parties, either Party shall not
          (i) communicate or disclose, directly or indirectly, any of the Confidential Information (or any part thereof) to any Person other than its own personnel who have a need for such information in connection with the performance under this Agreement, or (ii) use any Confidential Information (or any part thereof) in any manner except as contemplated under this Agreement, or (iii) take any other action with respect to the Confidential Information (or any part thereof) inconsistent with the confidential and proprietary nature of such information.

     (b) Neither Party shall make or use more copies of any Confidential Information than it shall reasonably deem necessary in connection with its permitted use thereof. Both Parties shall retain on its premises Confidential Information of the other Party and shall not move any tangible embodiment of such Confidential Information from its premises without express written consent of the other Party.

     (c) The Parties agree that any use that is made of Confidential Information in the course of performance of, and to the extent permitted by, the provisions of this Agreement shall not, in and of itself, constitute a violation of the provisions of this
          Section 9. Disclosure of any Confidential Information by either Party, however, shall not be deemed to represent an assignment or grant of any right, title or interest in such Confidential Information to the receiving Party.

     (d) No provision of this Section 9 shall prohibit disclosure by either Party of any information or materials that (i) are or become generally available to the public other than as a result of any breach of the provisions of this Agreement, (ii) are in the possession of such Party prior to receipt pursuant to this Agreement (other than through any improper means) and are not subject to a confidentiality obligation between the Parties,
          (iii) are commonly known to Persons that are not Affiliates, officers, agents, employees or contractors of the Parties engaged in the health care industries or by individuals employed by persons engaged in such industries other than as a result of any breach of the provisions of this Agreement or any other applicable agreement between the parties hereto, (iv) are independently developed by such Party without reference to the Confidential Information of the other Party hereto, or (v) are required to be disclosed by such Party under any applicable law, regulation or final order of any Governmental Authority (in which case such Party shall promptly give notice to the other Party of such required disclosure, describing in reasonable specificity and detail all Confidential Information to be so disclosed and all relevant circumstances with respect to such disclosure, to enable the other Party to take any appropriate action in order to limit such required disclosure, and shall provide all reasonable cooperation to the other Party, at the other Party's expense, in connection with any such action).

10). TERMINATION OF AGREEMENT. The non-breaching party may terminate this Agreement:

     a). in the event Associate or NationsRx breaches any term of this Agreement and fails to cure the breach within thirty (30) days after notice; or

     b). in the event Associate or NationsRx shall cease doing business, file a bankruptcy petition or make an assignment for the benefit of creditors; or

     c). upon ninety (90) days written notice by one party to the other, with or without cause.

Immediately upon termination, Associate shall cease all activities concerning Product and shall return to NationsRx all unused Product literature, operating manuals, and any other Confidential Information. All other obligations, except each party's agreements as to payment for purchases, confidentiality, and indemnification, shall terminate.

11). HEADINGS. The headings contained herein are merely for references and purposes of organization and shall not be used to interpret this Agreement.

12). ENTIRE AGREEMENT. This Agreement is the sole and complete statement of the parties of their rights and obligations. This Agreement replaces and supersedes any and all previous agreements between the parties including written and verbal understandings. Any amendments shall be in writing, and executed by authorized representatives of each respective party. Neither party may assign its rights or obligations without the prior written consent of the other party.

13). SEVERABILITY. If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law, the validity of the remaining portions or provisions hereto shall not be affected thereby.

14). FORCE MAEJURE. Neither party shall be in default if failure to perform any obligation hereunder is caused solely by supervening conditions (e.g., acts of God) beyond that party's control.

15). NOTICES. All notices under this Agreement shall be deemed duly given upon delivery, if delivered by hand (against receipt) or three
(3) days after posting, if sent by certified mail or overnight courier, return receipt requested, at the address specified at each party's signature hereto or such other address as the parties shall advise each other in writing from time to time.

16). CONSENT TO BREACH NOT WAIVER. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have
waived or consented.   Any consent by either party to, or waiver of,
a breach by the other, whether expressed or implied, shall not constitute consent to, a waiver of, or excuse for other different or subsequent breach.

17). AUTHORITY. Each party has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on behalf of each has been properly authorized and empowered to enter into this Agreement.

18). INDEPENDENT CONTRACTOR. Associate is an independent contractor under this Agreement and nothing herein shall be construed to create a partnership, employee/employer, joint venture, or agency relationship between the parties. Associate shall have no authority to enter into agreements of any kind on behalf of NationsRx or its affiliates. Unless otherwise specified in this Agreement, each party shall bear its own expenses relating to activities under this Agreement.

19). GOVERNING LAW AND FORUM. This Agreement, its terms and conditions, and all business conducted hereunder shall be governed and interpreted under the laws of the State of Nevada. By mutual agreement of the parties hereto, any dispute may be submitted to binding arbitration in the City of Riverside under the rules then prevailing of the American Arbitration Association.

IN WITNESS WHEREOF, the parties do hereby sign, enter into and acknowledge this Agreement.


NationsRx, Inc.:                       Associate:

By:                                    By:
David A. Rykbos
Title:  President                      Title:
Date:                                  Date:

SCHEDULE 1
REQUEST FOR Registered Qualified Prospect


Name of Qualified Prospect:

Address:

Description of business:

Associate submitting this request:

Signature and date of Associate submission:


NationsRx, Inc. declines Registration for the following reason:



2.  NationsRx, Inc.
3.  Director / Operations

NationsRx agrees that the above Qualified Prospect shall become a
Registered  Qualified Prospect as of this           day of
2003 (the "REGISTRATION DATE").

4.  David A. Rykbos
5.  President, NationsRx, Inc.
6.

Schedule 2
Discounts / Commissions


FOR ASSOCIATE Product SALES:

Within fifteen (15) days after each month end in which NationsRx receives the payment of invoice for associate referred client(s) product purchases, NationsRx shall pay to Associate a commission equal to:

     a) an amount of $6.00 for each individual pharmacy benefit plan (PBP) sold and $9.00 for each family pharmacy benefit plan sold. For the same period of this agreement, for all renewal plans sold, NationsRx shall pay Associate 50% of the initial commission for the first renewal year and 25% of the initial commission for each subsequent year.

     b) An amount of 20% of the net profit generated through the user of the NationsRx Products by any Registered
     Qualified Prospects

No discounts / commissions or any other form of compensation shall be paid / offered on other products and services as offered or performed by NationsRx.